UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 21, 2005

JCM Partners, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-32653	94-3364323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2151 Salvio Street, Suite 325, Concord, California		94520
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	925-676-1966

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03 Material Modifications to Rights of Security Holders.

At our annual meeting of Members held on June 21, 2005 our Members approved an amendment to Section 7.4.3 of our Amended and Restated Operating Agreement (the "Operating Agreement") to allow a Certificate of Designations creating a class of Units or series of Preferred Units (herein, a "COD") to disregard Section 7.4.2.4(b) of our Operating Agreement, so that Preferred Units will not receive a special allocation of ordinary income upon the sale of Preferred Units to JCM Partners, LLC.

Prior to this amendment, Section 7.4.2.4(b) of our Operating Agreement provided for a special allocation of income whenever JCM Partners, LLC repurchased or redeemed Preferred Units. As a result of this special allocation, Preferred Unit holders may have recognized ordinary income, potentially at a higher tax rate, on what otherwise might have been characterized as capital gains taxed federally at either a 15% (regular capital gains) or 25% (unrecaptured depreciation) rate.

The purpose of the amendment was to delete the reference to Section 7.4.2.4(b) of our Operating Agreement in Section 7.4.3 of our Operating Agreement. Deleting this reference now allows our Board of Managers to disregard Section 7.4.2.4(b) of the Operating Agreement when approving Certificates of Designations for new series of Preferred Units. A series of Preferred Units created by such a Certificate of Designations would not be subject to the special allocation provisions of Section 7.4.2.4(b). Therefore, as a result of the amendment, the Board now has the right to provide that the purchase by JCM Partners, LLC of Preferred Units in any series will be treated the same, for tax allocation purposes, as a similar purchase of any class of Units.

Section 12 of the Series B Preferred Units Certificate of Designations states that:

In the event that the Operating Agreement is amended to allow Certificates of Designations to disregard Section 7.4.2.4(b) of that Agreement, then Section 7.4.2.4(b) shall be disregarded for the purposes of Series B Preferred Units.

Therefore, as a result of the amendment, our purchase of Series B Preferred Units will be treated the same, for tax allocation purposes, as a similar purchase of any class of Units.

Additional information relating to the amendment is set forth in our Proxy Statement, dated May 18, 2005 and filed with the Securities and Exchange Commission on May 2, 2005 (the "Proxy Statement").

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective June 21, 2005, the size of our Board of Managers was reduced from 10 to nine by reducing the number of Group III Managers from three to two. Lois Mol, who was previously a Group III Manager, completed her term as Manager on June 21, 2005 and did not run for re-election.

(d) On March 23, 2005, our Board of Managers filled the vacancies in our Group I and Group II Managers by appointing Deborah K. Jansen and Ken C. Dawson, respectively, to fill those positions effective July 1, 2005. There is no arrangement or understanding between the new Managers and any other persons, other than such persons entering into the Company’s customary form of Indemnification Agreements and becoming subject to the Company’s policies related to Managers, including the Company’s bylaws and standard Manager compensation policies. The Board of Managers will be forming its Audit, Compensation and Nominating Committees at its July 13, 2005 Annual Meeting. It is not known at this time what Committees, if any, Mrs. Jansen and Mr. Dawson will serve on. There are no relationships with Mrs. Jansen or Mr. Dawson that are required to be disclosed under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

JCM Partners, LLC (the "Company") held its annual meeting of Members on June 21, 2005. Over 81% of the Company’s outstanding Class 1, 2 and 3 Units and Series B Preferred Units (the "Units and Preferred Units") were voted at the meeting (with over 58%, 82%, 90% and 97% of the Company’s outstanding Class 1, 2 and 3 Units and Series B Units, respectively, voting at the meeting) and our Members voted as follows:

(a) To elect Frank Deppe and Marvin Helder as Group III Managers:

Nominee Votes "For" Votes "Withheld"
Frank Deppe 49,901,788 19,187
Marvin Helder 49,901,788 19,187

Since there were two nominees for two positions, and each of the two nominees received at least one affirmative vote, each nominee was re-elected. Therefore, Messrs. Deppe and Helder were re-elected to the Board of Managers. Pursuant to the Company’s Operating Agreement, the following Managers continued as Managers after the annual meeting:

Henry Conversano
Ken Dawson (effective July 1, 2005)
Henry Doorn, Jr.
Kenneth Horjus
Gayle Ing
Deborah Jansen (effective July 1, 2005)
Michael Vanni

(b) To approve an amendment to Section 7.4.3 of the Company’s Operating Agreement as set forth in the Proxy Statement.

Voting by all Units and Preferred Units

Total Vote of the Units and Preferred Units For the Proposal 77,187,436
Total Votes of the Units and Preferred Units Against the Proposal 306,306
Abstentions of the Units and Preferred Units 1,368,973

The proposal received the affirmative vote of a majority of the Company’s Units and Preferred Units present at the annual meeting and, therefore, was adopted. The percentage of Units and Preferred Units present that voted in favor of the proposal was 97.9%. The percentage of Units and Preferred Units present that voted in favor of the proposal, excluding Units and Preferred Units owned by the Company’s wholly-owned subsidiary, was 96.9%.

Item 9.01 Financial Statements and Exhibits.

(c) The following exhibit is filed herewith:

Exhibit 3.18 First Amendment to the Amended and Restated Limited Liability Company Agreement of JCM Partners, LLC, as of June 21, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JCM Partners, LLC

June 27, 2005	By:	Gayle M. Ing

Name: Gayle M. Ing
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

3.18	First Amendment to Amended and Restated Limited Liability Company Agreement of JCM Partners, LLC, as of June 21, 2005